Exhibit 99.(h)(3)

Fee Waiver Agreement

EULAV Asset Management (the “Adviser”) and EULAV Securities LLC (the “Distributor”) each agree to extend the following fee waivers:

Value Line Larger Companies Fund, Inc.: The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2011-April 30, 2012.

Value Line Fund, Inc.: On the first $100 million of the Fund’s average daily net assets, the Adviser waives .10% of the advisory fee; on any additional assets, the Adviser waives .15% of the advisory fee, in each instance for the period May 1, 2010-April 30, 2011. The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2011-April 30, 2012.

Value Line U.S. Government Money Market Fund, Inc.: The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2011-April 30, 2012.

Value Line Strategic Asset Management Trust: The Distributor waives .15% of the Rule 12b-1 fee for the period May 1, 2011-April 30, 2012.

Value Line Centurion Fund, Inc.: The Distributor waives .15% of the Rule 12-1 fee for the period May 1, 2011-April 30, 2012.

Value Line Income and Growth Fund, Inc: The Distributor waives .05% of the Rule 12b-1 fee for the period March 1, 2011 – April 30, 2012;

Dated this 23rd day of February, 2011
On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management
EULAV Securities LLC.

Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds